EXHIBIT 1.0

Resignation

Effectively immediately, I hereby resign as a director and secretary of Ikona Gear International Inc. (the "Company").

DATED this September 28, 2005 in the City of Vancouver, British, Columbia

/s/ Simon J. Anderson
Simon J. Anderson